Exhibit 10.8

EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made and effective as of February 5, 2021 (the “Effective Date”), by and between Noble Services Company LLC, a Delaware limited liability company (the “Company”), and Robert Eifler (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ the Executive and to enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1. Employment. The Company agrees that the Company or an affiliated company will employ the Executive, and the Executive agrees to be employed by the Company or an affiliated company, for the period set forth in Paragraph 2(a), in the positions and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions herein provided. As used in this Agreement, the term “affiliated company” shall mean any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Section 414(b) or 414(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that (i) in applying Section 1563(a)(1), (2), and (3) of the Code for the purposes of determining a controlled group of corporations under Section 414(b) of the Code, the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Section 1563(a)(1), (2), and (3) of the Code, and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Section 414(c) of the Code, the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treas. Reg. section 1.414(c)-2.

2. Employment Term.

(a) Term. The employment of the Executive by the Company or an affiliated company as provided in Paragraph 1 shall be for the period commencing on the Effective Date and ending on the third anniversary of such date unless earlier terminated in accordance with Paragraph 5 (the “Initial Employment Term”); provided, however, that on such third anniversary and on each annual anniversary thereafter (the third anniversary of the Effective Date and each annual anniversary thereof herein referred to as the “Renewal Date”), the Employment Term shall be automatically extended for an additional one year, unless at least ninety (90) days prior to the Renewal Date the Company or Executive shall give notice to the Executive that the Employment Term shall not be so extended (the Initial Employment Term plus any extended Terms, collectively, the “Employment Term”).

(b) Employment Relationship. The Executive and the Company acknowledge that, except as may otherwise be provided under any written agreement between the Executive and the Company other than this Agreement, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time.

3. Positions and Duties.

(a) During the Employment Term, the Executive shall serve in the position provided on Exhibit A and report to the board of directors of Company and the Noble-Cayman Board (defined below) and shall have the duties, functions, responsibilities and authority attendant with such position and such other duties, functions, responsibilities and authority that may be assigned by the Board and the Noble-Cayman Board from time to time commensurate with the Executive’s position with the Company.

(b) During the Employment Term, the Executive shall devote the Executive’s full time, skill and attention, and the Executive’s reasonable best efforts, during normal business hours to the business and affairs of the Company, and in furtherance of the business and affairs of its affiliated companies, to the extent necessary to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to the Executive herein or pursuant hereto, except for usual, ordinary and customary periods of vacation and absence due to illness or other disability; provided, however, that the Executive may (i) serve on industry-related, civic or charitable boards or committees, (ii) with the approval (not to be unreasonably withheld) of the Board of Directors of Noble-Cayman (the “Noble-Cayman Board”), serve on corporate boards or committees, (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iv) manage the Executive’s personal investments, so long as such activities do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an employee of the Company or an affiliated company in accordance with this Agreement and, in the case of the activities described in clause (ii) of this proviso, will not, in the good faith judgment of the Noble-Cayman Board, constitute an actual or potential conflict of interest with the business of the Company or an affiliated company and will not breach any of the Executive’s obligations hereunder. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive during the term of the Executive’s employment by the Company or its affiliated companies prior to the Effective Date consistent with the provisions of this Paragraph 3(b), the continued conduct of such activities (or of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance and fulfillment of the Executive’s duties and responsibilities to the Company and its affiliated companies and will not require prior approval, provided the Executive has made the Company aware of such activities prior to the Effective Date.

(c) In connection with the Executive’s employment hereunder, the Executive shall be based at the location where the Executive was regularly employed immediately prior to the Effective Date or any office which is the headquarters of the Company or Noble-Cayman and is less than fifty (50) miles from such location, subject, however, to required travel on the business of the Company and its affiliated companies to an extent substantially consistent with the Executive’s business travel obligations during the three-year period immediately preceding the Effective Date (excluding any reduction in travel on account of the COVID-19 pandemic) and further subject to any limitations or restrictions as a result of the COVID-19 pandemic on travel to Executive’s principal place of performance or other business travel.

(d) All services that the Executive may render to the Company or any of its affiliated companies in any capacity during the Employment Term shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Term, the Executive shall receive an annual base salary at the rate set forth on Exhibit A (“Base Salary”). The Base Salary shall be payable in installments in accordance with the general payroll practices of the Company in effect at the time such payment is made, but in no event less frequently than monthly, or as otherwise mutually agreed upon. During the Employment Term, the Executive’s Base Salary shall be subject to such increases (but not decreases) as may be determined from time to time by the Noble-Cayman Board in its sole discretion; provided, however, that the Executive’s Base Salary shall be reviewed by the Noble-Cayman Board within four (4) months after the Effective Date and thereafter at least annually, with a view to making such upward adjustment (but no downward adjustments), if any, as the Noble-Cayman Board deems appropriate in its discretion. Base Salary shall not be reduced after any such increase. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as so increased. Payments of Base Salary to the Executive shall not be deemed exclusive and shall not prevent the Executive from participating in any employee benefit plans, programs or arrangements of the Company and its affiliated companies in which the Executive is entitled to participate. Payments of Base Salary to the Executive shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment to the Executive hereunder shall in any way limit or reduce the obligation of the Company regarding the Executive’s Base Salary hereunder.

(b) Annual Bonus Opportunity. In addition to Base Salary, the Executive shall be eligible to earn, in respect of each fiscal year of the Company ending during the Employment Term, an annual bonus pursuant to the Company’s Short-Term Incentive Plan or any successor plan (the “Annual Bonus”) with (i) a target bonus percentage set forth on Exhibit A hereto (the “Target Percentage”) and (ii) annual performance targets set by the Board (or compensation committee thereof) after consultation with the Chief Executive Officer of the Company. Each such Annual Bonus shall be paid in the fiscal year following the fiscal year to which such Annual Bonus relates and no later than the month following the date that the audited financials are finalized for the fiscal year to which such Annual Bonus relates, unless the Company maintains an elective nonqualified deferred compensation and the Executive elects to defer the receipt of such Annual Bonus under and in accordance with the terms of such nonqualified deferred compensation plan then in effect. Except as otherwise provided herein, to receive an Annual Bonus, the Executive must remain continuously employed by the Company through the date the Annual Bonus is paid and be in “active working status” at the time of such bonus payment. For purposes of this Agreement, “active working status” shall mean that the Executive has not resigned (or given notice of intention to resign) and has not been terminated (or given notice of termination) for any reason, with or without Cause (as defined below).

(d) Employee Benefits. During the Employment Term, the Executive shall be eligible to participate in all employee benefit plans and programs (including, without limitation, retirement, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance) and equity incentive plans that are established and made available by the Company from time to time to its employees generally, subject, however, to satisfying the applicable eligibility requirements and other terms and conditions of such plans and programs. For avoidance of doubt, the reorganization of the Company pursuant to the Chapter 11 plan shall not result in a disruption of the Executive’s health care coverage. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit or other plan and program at any time.

(e) Expenses. During the Employment Term, the Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by the Executive in performing the Executive’s duties and responsibilities hereunder in accordance with the policies, procedures and limits of the Company and its affiliated companies from time to time for senior executives.

(f) Fringe Benefits. During the Employment Term, the Executive shall be entitled to the fringe benefits, if applicable, including, without limitation, tax and financial planning services, payment of club dues, and use of an automobile and payment of related expenses, in accordance with the policies, practices and procedures of the Company and its affiliated companies as in effect from time to time for senior executives.

(g) Vacation. During the Employment Term, the Executive shall be entitled to paid vacation and such other paid absences, whether for holidays, illness, personal time or any similar purposes, as provided to other senior executives of the Company generally, including, if and to the extent provided under any Company policy, rollover of unused vacation in accordance with Company policy in effect from time to time.

5. Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.

(b) Disability. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment hereunder shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that within the thirty (30)-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 365 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of incapacity of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which will, in the opinion of a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, be permanent and continuous during the remainder of the Executive’s life.

(c) Termination by Company. The Company may terminate the Executive’s employment hereunder with or without Cause (as defined below). For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Executive by the Board or the Noble-Cayman Board, or the Chief Executive Officer of the Company or of Noble-Cayman, which specifically identifies the manner in which the Board or the Noble-Cayman Board, or the Chief Executive Officer of the Company or of Noble-Cayman, believes the Executive has not substantially performed the Executive’s duties;

(ii) the willful refusal to comply with the lawful instructions of the Board or Reporting Officer that are consistent with the Executive’s position, which failure, to the extent curable, is not cured within fifteen (15) days following receipt of written notice from the Company or such other later time as may be reasonably required for such compliance in the Board’s sole discretion;

(iii) the Executive engages in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliated companies, monetarily or otherwise;

(iv) the Executive commits a material breach of the terms of this Agreement, any material policy of the Company and/or its affiliated companies applicable to the Executive, or any other agreement with the Company and/or affiliated companies, including any agreement containing restrictive covenants to which the Executive is a party, which breach, to the extent curable, is not cured within fifteen (15) days following receipt of written notice from the Company; or

(v) the Executive is indicted on charges of, is convicted of, or enters a plea of guilty or nolo contendere to (A) a felony; or (B) a crime involving fraud, material dishonesty involving the Company or its assets or moral turpitude.

For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or Noble-Cayman. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or the Noble-Cayman Board or upon the instructions of the Chief Executive Officer of the Company or Noble-Cayman or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Noble-Cayman Board then in office at a meeting of the Noble-Cayman Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard within ten (10) days of such notices before the Noble-Cayman Board) finding that the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail; provided, however, in the event the Executive is indicted, convicted or enters a plea as provided under subclause (v) above, the Executive may be terminated for Cause immediately without any such advance notice or meeting.

(d) Termination by Executive. The Executive may terminate the Executive’s employment hereunder at any time during the Employment Term with or without Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s express written consent):

(i) a material diminution in the Executive’s position (including titles and reporting requirements), duties, functions, responsibilities or authority as contemplated by Paragraph 3(a) of this Agreement;

(ii) (x) a reduction in the Executive’s Base Salary (other than as part of an across the board reduction in base salary to substantially all senior executives of the Company in substantially the same proportion but in no event more than a 10% reduction in the aggregate; provided if any make-up compensation is provided to senior executives generally, the Executive receives any make-up compensation in the same manner as provided to such other senior executives), (y) a reduction in the Executive’s Target Percentage (other than as part of an across the board reduction in target bonus percentages to substantially all senior executives of the Company in substantially the same proportion but in no event more than a 10% reduction in the aggregate; provided if any make-up compensation is provided to senior executives generally, the Executive receives any make-up compensation in the same manner as provided to such other senior executives) or (z) a material failure to comply with any other provision of Paragraph 4 of this Agreement;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Paragraph 3(c) of this Agreement;

(iv) any failure by the Company to comply with and satisfy Paragraph 17(c) of this Agreement;

(v) the failure of the Company or its affiliated companies to implement an equity plan within 120 days of the Effective Date; or

(vi) any other action or inaction that constitutes a material breach by the Company of the provisions of this Agreement or any other material compensation agreement between the Executive and the Company.

Notwithstanding the foregoing, the Executive shall not have the right to terminate the Executive’s employment hereunder for Good Reason unless (i) within ninety (90) days of the initial existence of the condition or conditions giving rise to such right the Executive provides written notice to the Company detailing the specific circumstances of the existence of such condition or conditions that the Executive claims give rise to Good Reason, (ii) the Company fails to remedy such condition or conditions within thirty (30) days following the receipt of such written notice and (iii) the Executive terminates employment (in accordance with the provisions of Paragraph 5(e)) within thirty (30) days following the end of such cure period.

(e) Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination pursuant to Paragraph 5(a)) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the Date of Termination (as defined in Paragraph 5(f) below); provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed ninety (90) days, following the initial existence of one or more of the conditions giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(f) Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of the termination of the Executive’s employment hereunder, which date shall be (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, (ii) if the Executive’s employment is terminated because of the Executive’s Disability, the Disability Effective Date, (iii) if the Executive’s employment is terminated by the Company (or applicable affiliated company) for Cause, the date on which the Notice of Termination is given,(iv) if the Executive’s employment is terminated for Good Reason, the date provided in Paragraph 5(d) and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given.

(g) Return of Documents and Property; Other Obligations. Upon termination of the Executive’s employment with the Company and/or its affiliated companies for any reason or at any other time upon request of the Company, the Executive (or his heirs or personal representatives if applicable) : (a) shall deliver, or cause to be delivered, to the Company, and shall not retain for the Executive’s or anyone else’s use, all memoranda, disks, files, notes, records, documents or other materials obtained in connection with the Executive’s employment with the Company or which otherwise relate to the business of the Company or its affiliated companies (whether or not containing Confidential Information) and shall not retain any copies thereof in any format or storage medium (including, without limitation, computer disk or memory); (b) purge from any computer system in his possession, other than those owned by and returned to the Company or its affiliated companies, all computer files which contain or are based upon any Confidential Information and confirm such purging in writing to the Company; and (c) return any other property that rightfully belongs to the Company or its affiliated companies, including, without limitation, computers and cellular phones, in accordance with their policies in effect from time to time. Upon any termination of the Executive’s employment with the Company and its affiliated companies, the Executive shall be deemed to have resigned from any position as an officer, director or fiduciary of any Company-related entity and shall executed any documentation as reasonably requested by the Company to effectuate the foregoing, unless otherwise agreed to by the Company and the Executive. Notwithstanding the foregoing, the Executive may make an electronic copy and retain his contacts list, calendar and any emails or other documentation needed to file his personal income tax returns. At the request of Executive, the Company shall take all reasonable action with the applicable mobile carrier to transfer the Executive’s mobile number to his personal account upon termination of employment with the Company.

6. Obligations of the Company upon Separation from Service.

(a) Good Reason; Other Than for Cause, Death or Disability. Subject to the provisions of Paragraph 6(f) of this Agreement, if prior to the end of the Employment Term the Executive’s Separation from Service (as defined in Paragraph 10 below) shall occur (i) by reason of the Company’s termination of the Executive’s employment hereunder other than for Cause or other than for Disability, or (ii) by reason of the Executive’s termination of the Executive’s employment hereunder for Good Reason, the Company shall pay to the Executive when due under the Company’s normal payroll practices the Executive’s Base Salary through the Date of Termination, and any accrued vacation pay to the extent not theretofore paid (such amounts, the “Accrued Obligations”), and, subject to Paragraph 6(e) and the Executive’s continued compliance with his obligations under Paragraphs 5(g) and 9:

(i) any Annual Bonus earned for the prior fiscal year but not then paid, payable at the time such bonuses are paid generally to senior executives but no later than March 15th following the year in which the Executive’s Separation Date occurs;

(ii) the Company shall pay to the Executive a pro rata bonus for the year in which the Separation Date occurs, calculated as the product of (x) the actual bonus that would otherwise be paid for the year (provided, however, in calculating such bonus, to the extent that any of the performance metrics are subjective, such subjective performance metrics shall be deemed to have been met at target); and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”); payable at the time such bonuses are paid generally to senior executives but no later than March 15th following the year in which the Executive’s Separation Date occurs;

(iii) on the sixtieth (60th) day after the Executive’s Separation Date a lump sum payment in cash equal to the sum of the following amounts:

(A) an amount equal to eighteen (18) multiplied by the amount of the monthly premium for Executive’s (and his covered dependents, if applicable) COBRA continuation coverage (within the meaning of Section 4980B of the Code) under the group health plan of the Company and its affiliated companies as in effect at the time of Executive’s termination of employment (the “Additional Amount”); and

(B) an amount (such amount is hereinafter referred to as the “Severance Amount”) equal to the product of (1) either (x) 3.0, if the Separation Date occurs during the Window Period (as defined in Paragraph 10), or (y) 2.0 if the Separation Date occurs outside of the Window Period (as defined in Paragraph 10), and (2) the sum of (x) the Executive’s Base Salary and (y) the Annual Bonus based on multiplying the Target Percentage by the Executive’s Base Salary; and

(iv) for six months following the Executive’s Separation Date, the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; provided, however, that (A) an expense for such outplacement services shall be paid by the Company or reimbursed by the Company to the Executive as soon as practicable after such expense is incurred (but in no event later than thirty (30) days after such expense is incurred, provided, the Executive has provided reasonable documentation of such expense), and (B) the total amount of the expenses paid or reimbursed by the Company pursuant to this Paragraph 6(a)(iii) shall not exceed $50,000; and

(v) no later than ninety (90) days after Executive’s Separation Date, all club memberships and other memberships that the Company was providing for the Executive’s use at the earlier of the Executive’s Separation Date or the time Notice of Termination is given shall, to the extent possible, be transferred and assigned to the Executive at no cost to the Executive (other than income taxes owed), the cost of transfer, if any, to be borne by the Company; and

(vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive when otherwise due any other vested amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies, subject to and in accordance with such plan, program, policy, practice or arrangement or contract or agreement (such other amounts and benefits hereinafter referred to as the “Other Benefits”).

(b) Death. Subject to the provisions of Paragraph 6(e) of this Agreement, if the Executive’s Separation from Service occurs by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of the Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Executive’s Separation Date), (ii) the timely payment or provision of the Other Benefits, (iii) any Annual Bonus earned for the prior fiscal year but not then paid to be paid on the sixtieth (60th) day following the date of death), and (iv) payment to the Executive’s estate or beneficiaries, as applicable, the Pro Rata Bonus (which shall be based on Annual Bonus at target and be paid on the sixtieth (60th) day following the date of death).

(c) Disability. Subject to the provisions of Paragraph 6(e) and Paragraph 6(f) of this Agreement, if the Executive’s Separation from Service occurs by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of the Accrued Obligations (which shall be paid in a lump sum in cash within thirty (30) days after the Executive’s Separation Date), (ii) the timely payment or provision of the Other Benefits, (iii) any Annual Bonus earned for the prior fiscal year but not then paid (which shall be paid at the time such bonuses are paid generally to senior executives of the Company), and (iv) Pro Rata Bonus (which shall be paid at the same time such bonuses are generally paid to senior executives of the Company and its affiliated companies but no later than March 15th following the year when such Separation Date occurs).

(d) Cause; Other than for Good Reason. If the Executive’s Separation from Service occurs by reason of the Company’s termination of Executive’s employment hereunder for Cause or by reason of the Executive’s voluntary termination of the Executive’s employment hereunder other than for Good Reason, this Agreement shall terminate without further obligations to the Executive hereunder other than the obligation to pay the Accrued Obligations (which shall be paid in a lump sum in cash within thirty (30) days after the Executive’s Separation Date) and the Other Benefits, if applicable.

(e) Equity Awards. For the avoidance of doubt, any equity awards that are outstanding as of the Executive’s termination of employment shall be subject to the terms of the applicable equity incentive plan and agreements under which such awards were granted.

(f) Release. Any and all amounts payable and benefits or additional rights provided pursuant to Paragraphs 6(a) and (c) (other than the Accrued Obligations) shall only be payable, and are expressly conditioned, upon the Executive delivering an executed release agreement, in the form provided by the Company (which shall include such customary carve-outs for amounts due under this Agreement, vested accrued benefits and indemnification rights and shall not contain restrictive covenants beyond those contained in this Agreement or such other agreement between the Executive and the Company or its affiliated companies) (the “Release Agreement”) and not revoking such Release Agreement, and such Release Agreement shall be executed and the revocation period shall have expired without revocation prior to the sixtieth (60th) date following the Date of Termination.

(g) Payment Delay for Specified Employee. Any provision of this Agreement to the contrary notwithstanding, if the Executive is a Specified Employee (as defined in Paragraph 10 below) on the Executive’s Separation Date, then any payment or benefit to be paid, transferred or provided to the Executive pursuant to the provisions of this Agreement that would be subject to the tax imposed by Section 409A of the Code if paid, transferred or provided at the time otherwise specified in this Agreement shall be delayed and thereafter paid, transferred or provided on the first business day that is six (6) months after the Executive’s Separation Date (or if earlier, within thirty (30) days after the date of the Executive’s death following the Executive’s Separation from Service) to the extent necessary for such payment or benefit to avoid being subject to the tax imposed by Section 409A of the Code.

7. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any of its affiliated companies, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and its affiliated companies will be one dollar ($1.00) less than three times the Executive’s “base amount”(as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliated companies) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Paragraph 7 shall require the Company (or any of its affiliated companies) to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

8. Representations and Warranties.

(a) The Company represents and warrants to the Executive that the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action of the Company and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument or obligation to which the Company is a party or by which it is bound.

(b) The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of this Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument or obligation to which the Executive is a party or by which the Executive is bound.

9. Restrictive Covenants.

(a) Confidential Information.

(i) The Executive recognizes and acknowledges that the Company’s and its affiliated companies’ trade secrets and other confidential or proprietary information, as they may exist from time to time, are valuable, special and unique assets of the Company’s and/or such affiliated companies’ business, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive confirms that all such trade secrets and other information constitute the exclusive property of the Company and/or such affiliated companies. During the Employment Term and thereafter without limitation of time, the Executive shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for the Executive’s own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings or other confidential or proprietary information of any kind, nature or description (whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with others) belonging to or concerning the Company or any of its affiliated companies, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of the Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public or is generally known within the industry other than as a result of unauthorized disclosure by the Executive or the Executive’s affiliates or (y) that becomes available to the Executive on a nonconfidential basis from a source other than the Company or its affiliated companies who is not bound by a duty of confidentiality, or other contractual, legal or fiduciary obligation, to the Company and other than in connection with the Executive’s employment by the Company or its affiliates companies, (iv) as required by applicable law or regulation or legal process; or (v) to the minimum extent reasonably necessary to pursue or defend against any claim under this Agreement (and shall take all action reasonably possible to restrict such information to be disclosed only under court seal). The provisions of this Paragraph 9 shall continue in effect notwithstanding termination of the Executive’s employment hereunder for any reason.

(ii) Notwithstanding any other provision of this Agreement, the Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 (the “DTSA”) that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive is further notified that if the Executive files a lawsuit for retaliation by the Company or its affiliated companies for reporting a suspected violation of law, the Executive may disclose the trade secrets of the Company or its affiliated companies to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(iii) Nothing in this Agreement or in any policy of the Company or its affiliated companies prohibits the Executive from reporting possible violations of federal, state or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including, without limitation, by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation. Similarly, nothing in this Agreement or in any policy of the Company or its affiliated companies is intended to limit in any way the Executive’s right or ability to file a charge or claim of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. The Executive retains the right to communicate with the EEOC and comparable state or local agencies, and such communication can be initiated by the Executive or in response to a communication from any such agency, and is not limited by any obligation contained in this Agreement. The Executive also may make confidential disclosures to an attorney retained by the Executive.

(b) Nonsolicitation of Customers, Vendors, Etc. The Executive agrees that, during the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity (except as otherwise necessary or advisable in the performance of the Executive’s duties hereunder), encourage, solicit or induce any customer, client, independent contractor, distributor, network partner, co-sourcing partner, supplier, licensee, landlord, lessor, lender, investor, vendor or other person or entity having business relations with any member of the Company Group (“Protected Relationship”) to (i) cease doing business with or reduce the amount of business commitments (which on termination, shall be determined as of the Separation Date) conducted with or through the Company or any of its affiliated companies, or (ii) in any way otherwise interfere with the business relationship between any such customer, client, independent contractor, distributor, network partner, co-sourcing partner, supplier, licensee, landlord, lessor, lender, investor, vendor or other person or entity having business relations with the Company or any of its affiliated companies. For avoidance of doubt, following the Separation Date, the solicitation of business for which there is not an existing business commitment between the Company (and its affiliated companies), on the one hand, and a Protected Relationship, on the other, shall not be deemed a breach of this Section 9(b).

(c) Nonsolicitation or Hire of Employees and Contractors. The Executive agrees that, during the twenty-four (24) month period following the Term, the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity (except as otherwise necessary or advisable in the performance of the Executive’s duties hereunder), (i) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any individual employed by, or person or entity providing consulting services to, the Company or any of its affiliated companies to terminate such employment or consulting services or (ii) hire any individual who is employed by or, if primarily rendering services to the Company, engaged as a consultant by the Company or any of its affiliated companies or was employed by the Company or any of its affiliated companies or engaged as a consultant by the Company or any of its affiliated companies within the six (6) month period prior to the date of such hiring; provided, however, that this Paragraph 9(c) shall not be violated by (x) general advertising not targeted at employees or consultants of the Company or any of its affiliated companies or, (y) following termination of employment, by providing a personal reference if requested by a Company (or affiliated company) employee or contractor, or, (z) to any employee of the Company (or affiliated company) who is terminated by the Company (or affiliated company) without Cause after the Executive’s Separation Date.

(d) Cooperation. The Executive agrees, without receiving additional compensation and upon reasonable notice taking into consideration the Executive’s then current personal and business commitments, to cooperate with the Company, its affiliated companies and its and their legal counsel on any matters directly relating to the Executive’s employment with the Company in which the Company reasonably determines that the Executive’s cooperation is necessary or appropriate. The Company shall reimburse the Executive for (i) reasonable and pre-approved travel, lodging and other similar out-of-pocket expenses incurred as a result of any such cooperation and (ii) legal fees and expenses incurred by the Executive if the Executive and the Company agree, acting in in good faith, that the Company’s counsel would have a conflict of interest in also representing the Executive.

(e) Enforceability of Restrictive Covenants.

(i) The Executive hereby acknowledges and agrees that (A) the restrictions on his activities contained in this Paragraph 9 are necessary for the reasonable protection of the Company Group and its goodwill and are a material inducement to the Company entering into this Agreement and (B) a breach or threatened breach of any such provisions shall cause irreparable harm to the Company and its affiliated companies for which there is no adequate remedy at law.

(ii) The Executive agrees that in the event of any breach or threatened breach of any provision contained in this Paragraph 9, the Company and its affiliated companies shall be entitled, in addition to any other rights or remedies available to them at law, in equity or otherwise, to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to prove special damages or the inadequacy of the available remedies at law, in equity or otherwise and without the requirement of posting of a bond.

(iii) The parties hereto acknowledge that the time, scope and other provisions contained in this Paragraph 9 are reasonable and necessary to protect the goodwill and business of the Company and its affiliated companies.

(iv) If any covenant contained in this Paragraph 9 is held to be unenforceable by reason of the time or scope, such covenant shall be interpreted to extend to the maximum time or scope for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(v) The existence of any claim or cause of action by the Executive against the Company or its affiliated companies, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its affiliated companies of any provision of this Paragraph 9.

(vi) In the event of any breach by the Executive of any of the restrictive covenants contained in this Paragraph 9, the running of the period of the applicable restriction shall be automatically tolled and suspended for the duration of such breach (unless the Company is aware of the breach and either does not send the Executive a notice to cease and desist such activities or otherwise take steps to enforce such restrictive covenants), and shall automatically recommence when such breach is remedied in order that the Company and its affiliated companies shall receive the full benefit of the Executive’s compliance with each such covenant.

(vii) The provisions of this Paragraph 9 are in addition to and supplement any other agreements, covenants or obligations to which the Executive is or may be bound from time to time. To the extent a covenant set forth in this Paragraph 9 conflicts with a covenant or obligation set forth in any other such agreement, the provision that is more favorable to the Company and its affiliated companies will control.

10. Certain Definitions.

(a) Window Period. For purposes of this Agreement, “Window Period” shall mean the period commencing on the first date during the Employment Term on which occurs a Change of Control. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s Separation from Service occurs within the period commencing sixty (60) days prior to the execution of a merger agreement or other definitive documentation evidencing the anticipated Change of Control, and if it is reasonably demonstrated by the Executive that such Separation from Service was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise in contemplation of the Change of Control, then for all purposes of this Agreement the “Window Period” shall mean the period commencing on the date immediately prior to the date of such Separation from Service and ending on the third anniversary of such date.

(b) Change of Control. For purposes of this Agreement, a “Change of Control” shall mean:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding registered shares of Noble-Cayman, excluding any treasury shares (the “Outstanding Parent Shares”), or (B) the combined voting power of the then outstanding voting securities of Noble-Cayman entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subparagraph (b)(i) the following acquisitions shall not constitute a Change of Control: (v) any acquisition by any Excluded Entity, (w) any acquisition directly from Noble-Cayman (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by Noble-Cayman, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Noble-Cayman or any company controlled by Noble-Cayman, or (z) any acquisition by any corporation pursuant to a reorganization, merger, amalgamation or consolidation, if, following such reorganization, merger, amalgamation or consolidation, the conditions described in clauses (A), (B) and (C) of subparagraph (iii) of this Paragraph 10(b) are satisfied; or

(ii) individuals who, as of the Effective Date, constitute the Noble-Cayman Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board of Directors; provided, however, that any individual becoming a director of Noble-Cayman subsequent to the date hereof whose election, or nomination for election by Noble-Cayman’s shareholders, was approved by a vote of a majority of the directors of Noble-Cayman then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Noble-Cayman Board; or

(iii) consummation of a reorganization, merger, amalgamation or consolidation of Noble-Cayman, with or without approval by the shareholders of Noble-Cayman, in each case, unless, following such reorganization, merger, amalgamation or consolidation, 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation (or, if such resulting company is a subsidiary of another company immediately following such reorganization, merger, amalgamation or consolidation, the ultimate parent company of such resulting company) and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Shares and Outstanding Parent Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Parent Shares and Outstanding Parent Voting Securities, as the case may be; or

(iv) consummation of a sale or other disposition of all or substantially all the assets of Noble-Cayman, with or without approval by the shareholders of Noble-Cayman, other than to a corporation, with respect to which following such sale or other disposition, 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Shares and Outstanding Parent Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Parent Shares and Outstanding Parent Voting Securities, as the case may be.

Notwithstanding the foregoing, or anything to the contrary set forth herein, (x) neither the consummation of the transactions contemplated by the Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates filed September 4, 2020, as amended (the “Plan of Reorganization”), the Effective Date as defined in the Plan of Reorganization nor any subsequent in or out of court reorganization, whether through Chapter 11 or otherwise, shall be considered to be a Change of Control, (y) a transaction or series of related transactions will not be considered to be a Change of Control if (i) Noble-Cayman becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) immediately following such transaction(s), the then outstanding shares of common stock (or equivalent security) of such holding company and the combined voting power of the then outstanding voting securities of such holding company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Shares and Outstanding Parent Voting Securities immediately prior to such transaction(s) in substantially the same proportion as their ownership immediately prior to such transaction(s) of the Outstanding Parent Shares and Outstanding Parent Voting Securities, as the case may be, or (B) the shares of Outstanding Parent Voting Securities outstanding immediately prior to such transaction(s) constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction(s) and (z) for any payments or benefits that are considered nonqualified deferred compensation within the meaning of Section 409A of the Code and where Change of Control is a payment event or impacts the time and form of payment, a transaction or series of related transactions will not be considered to be a Change of Control unless such transaction or series of transactions would also be a “change in control” (whether by change in ownership, effective control or change in the ownership of a substantial portion of the assets) under Section 409A of the Code.

(c) Excluded Entity. For purposes of this Agreement, “Excluded Entity” shall mean Pacific Investment Management Company, its affiliates and/or funds and accounts controlled or managed by Pacific Investment Management Company or any of its affiliates, other than portfolio companies of Pacific Investment Management Company and its affiliates.

(d) Separation from Service. For purposes of this Agreement, “Separation from Service” shall mean the Executive’s separation from service (within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each affiliated company. For this purpose, with respect to services as an employee, an employee’s Separation from Service shall occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

(e) Specified Employee. For purposes of this Agreement, “Specified Employee” shall mean a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations and other guidance promulgated thereunder. Each Specified Employee will be identified by the Chief Executive Officer of Noble-Cayman on each December 31, using such definition of compensation permissible under Treas. Reg. section 1.409A-1(i)(2) as said Chief Executive Officer shall determine in his or her discretion, and each Specified Employee so identified shall be treated as a Specified Employee for the purposes of this Agreement for the entire 12-month period beginning on the April 1 following a December 31 Specified Employee identification date.

(f) Separation Date. For purposes of this Agreement, “Separation Date” shall mean the date on which the Executive’s Separation from Service occurs.

11. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

12. Indemnification; Directors and Officers Insurance. The Company shall (a) during the Employment Term and thereafter, indemnify (and advance expenses to) Executive to the fullest extent permitted by the laws of the State of Delaware from time to time in effect against and in respect of any claims, actions, suits, proceedings, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company and shall provide related advancement of expenses to the greatest extent permitted under applicable law and (b) ensure that during the Employment Term, Noble-Cayman acquires and maintains directors and officers liability insurance covering the Executive (and to the extent Noble-Cayman desires, other directors and officers of Noble-Cayman and/or the Company and its affiliated companies) to the extent it is available at commercially reasonable rates as determined by the Noble-Cayman

Board; provided, however, that in no event shall the Executive be entitled to indemnification or advancement of expenses under this Paragraph 12 with respect to any proceeding or matter therein brought or made by the Executive against the Company or Noble-Cayman. The rights of indemnification and to receive advancement of expenses as provided in this Paragraph 12 shall not be deemed exclusive of any other rights to which the Executive may at any time be entitled under applicable law, the Certificate of Incorporation or Bylaws of the Company, the Articles of Association of Noble-Cayman, any agreement, a vote of shareholders, a resolution of the Board or the Noble-Cayman Board, or otherwise. The provisions of this Paragraph 12 shall continue in effect notwithstanding termination of the Executive’s employment hereunder for any reason.

13. Injunctive Relief. In recognition of the fact that a breach by the Executive of any of the provisions of Paragraph 9 shall cause irreparable damage to the Company and/or its affiliated companies for which monetary damages alone may not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Executive or requiring the Executive to perform the Executive’s obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company or any of its affiliated companies may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Executive of any of the provisions of this Agreement.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

15. Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given or made (i) when delivered personally, (ii) when sent by electronic mail or (iii) five days after being deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

If to the Company:

Noble Services Company LLC

13135 Dairy Ashford Rd. #800

Sugar Land, TX 77478

Attn: General Counsel

Email: Legal@noblecorp.com

If to the Executive:

To the most recent email address or mailing address of Executive set forth in the personnel records of the Company.

16. Binding Effect; Assignment; No Third Party Benefit.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and shall be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, amalgamation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assign to the business and/or assets of the Company as aforesaid which executes and delivers the agreement provided for in this Paragraph 16(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. The Company shall require that the guaranty of Noble-Cayman of the obligations of the Company under this Agreement shall contain a similar provision regarding any successor or assign of Noble-Cayman.

(d) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and Noble-Cayman, and their respective heirs, legal representatives, successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Company and its affiliated companies are express third party beneficiaries of the provisions of Paragraph 6 and Paragraph 9.

17. Miscellaneous.

(a) Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced. No person, other than pursuant to a resolution of the Board or a committee thereof, which resolution is approved by the Noble-Cayman Board or a committee thereof, shall have authority on behalf of the Company to agree to modify, amend or waive any provision of this Agreement or anything in reference thereto.

(b) Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

(c) Taxes. The Company and/or its affiliated companies may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as it determines shall be required to be withheld pursuant to any applicable law or regulation. To the extent applicable, it is intended that the compensation arrangements and benefits under this Agreement shall be made and provided in a manner that is either exempt from or otherwise intended to avoid taxation under Section 409A and Section 457A of the Code and the rules and regulations thereunder. Any ambiguity in this Agreement shall be interpreted in accordance with the foregoing. The Executive acknowledges that neither the Company nor any of its affiliated companies have made any representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice. Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A. To the extent that the reimbursement of any expenses or the provision of any in-kin benefit pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or ink-kind benefits to be provided in any other calendar year (provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Executive that may be reimbursed or paid under the terms of the Company’s medical plan if such limit is imposed on all similarly situated participants in such plan); (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Executive no later than the December 31st of the calendar year following the calendar year in which such expenses were incurred (or such earlier date as provided under the Company’s policies) and (iii) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit. If the parties hereto determine that any provision of this Agreement is not in compliance with Section 409A, they will negotiate in good faith to modify such provision to make it compliant, preserving, to the maximum extent possible, the original economic intent of the provision.

(d) Nonalienation of Benefits. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(e) Clawback. Notwithstanding any other provision of this Agreement to the contrary, any incentive compensation (whether cash or equity) received by the Executive which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order or stock exchange listing requirement (“Policy”). The Executive agrees and consents to the Company’s application, implementation and enforcement of any Policy and any provision of applicable law relating to cancellation, recession, payback or recoupment of incentive compensation and expressly agrees that the Company may take such actions as are necessary to effectuate any Policy.

(f) Severability. If any provision of this Agreement is held to be invalid or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

(g) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and from and after the date of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, including, but not limited to the Employment Agreement dated April 26, 2019, between the parties with respect to such subject matter, including, without limitation, any employment agreement or change of control agreement.

(h) Captions. The captions herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

(i) References. All references in this Agreement to Paragraphs, subparagraphs and other subdivisions refer to the Paragraphs, subparagraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof’, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

[Execution page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement.

COMPANY

Noble Services Company LLC

By:	/s/ Richard B. Barker
Name: Richard B. Barker
Title: Senior Vice President, Chief Financial Officer

EXECUTIVE

/s/ Robert Eifler
Name: Robert Eifler

EXHIBIT A

Position:	President, Chief Executive Officer
Base Salary:	$675,000.00
Target Percentage (% of Base Salary):	110%

GUARANTY

This DEED OF GUARANTY is made and effective as of February 5, 2021 by Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (the “Parent Company”), for the benefit of Robert Eifler (the “Executive”);

WITNESSETH:

WHEREAS, Noble Services Company LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of the Parent Company (“Noble”), has entered into an Executive Employment Agreement with the Executive of even date herewith (the “Employment Agreement”);

WHEREAS, the Parent Company desires to guarantee the payment by Noble of certain obligations under the Employment Agreement and the Board of Directors of the Parent Company has determined that it is reasonable and prudent for the Parent Company to deliver this Guaranty and necessary to promote and ensure the best interests of the Parent Company and its shareholders;

NOW, THEREFORE, in consideration of the premises, the Parent Company hereby irrevocably and unconditionally guarantees, as primary obligor, the due and punctual payment by Noble of its obligations, all and singular, under the Employment Agreement. This Guaranty shall survive any liquidation of Noble or any of its subsidiaries. This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas.

The obligations of the Parent Company hereunder shall be absolute and unconditional and shall remain in full force and effect until the termination of the Employment Agreement or the complete performance by Noble of its payment obligations thereunder.

The Parent Company shall require any successor or assign (whether direct or indirect, by purchase, merger, reorganization, consolidation, amalgamation or otherwise) to all or substantially all the business and/or assets of the Parent Company, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Guaranty in the same manner and to the same extent that the Parent Company would be required to perform it if no such succession or assignment had taken place. As used in this Guaranty, the “Parent Company” shall mean the Parent Company as hereinbefore defined and any successor or assign to the business and/or assets of the Parent Company as aforesaid which executes and delivers the agreement provided for in this paragraph or which otherwise becomes bound by all the terms and provisions of this Guaranty by operation of law.

IN WITNESS WHEREOF, the Parent Company has caused this Deed of Guaranty to be executed as a deed on its behalf, and duly delivered, as of the date first above set forth.

EXECUTED as a DEED by

NOBLE CORPORATION

Acting by: /s/ Richard B. Barker
Name: Richard B. Barker
Title: Senior Vice President, Chief Financial Officer
In the presence of: Priscilla Heistad
Witness signature: /s/ Priscilla Heistad
Witness Name: Priscilla Heistad
Address: 13135 Dairy Ashford Rd.
Sugar Land,
TX 77478
Occupation: Sr. Director Global HR

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